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                                                                    EXHIBIT 99.1

                         NEWS RELEASE
[WILLIAMS LOGO]          NYSE: WCG



Contact:  Anthony Hoffman                    Patricia Kraft
          Williams Communications (media)    Williams Communications (investors)
          (918) 573-0159                     (918) 573-0649
          anthony.hoffman@wcg.com            patricia.kraft@wcg.com


              WILLIAMS COMMUNICATIONS ANNOUNCES CLOSING OF ATL SALE
                Company to Receive $400 Million from Transaction

         TULSA, OK - Williams Communications [NYSE:WCG], a leading provider of broadband services for bandwidth-centric customers, announced today it has closed on the previously announced sale of its remaining interest in Brazilian Wireless Provider ATL-Algar Telecom Leste, S.A., to America Movil, S.A. de C. V. (America Movil) [NYSE: AMX] [NASDAQ: AMOV] [BMV: AMX]. Williams Communications received $300 million at closing and will receive an additional $100 million from America Movil on May 15, 2002.

         "This is an important step in the successful execution of our financing plan and reaffirms Williams Communications' commitment to focus its resources and core competencies on our broadband network business," said Howard Janzen, chairman and chief executive officer of Williams Communications. In spite of the difficult market conditions, we continue to deliver on each of our promises to enhance our balance sheet and increase shareholder value."

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

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All trademarks are the property of their respective owners. Portions of this document, including guidance about 2001 results, may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's filings with the Securities and Exchange Commission.